UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PINNACLE FOODS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 30, 2014

Dear Fellow Shareholders:

Please join us for Pinnacle Foods Inc. Annual Meeting of Shareholders on Tuesday, June 10, 2014, at 9:30 a.m., Eastern Daylight Time, at the Hilton Hotel, 1 Hilton Court, Parsippany, New Jersey 07054.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet, we sent shareholders of record at the close of business on April 14, 2014 a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 30, 2014. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Pinnacle Foods Inc.

Sincerely,

Roger K. Deromedi
Non-Executive Chairman of the Board and Director

Robert J. Gamgort
Chief Executive Officer and Director

PROXY VOTING METHODS

If at the close of business on April 14, 2014, you were a shareholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 9, 2014 to be counted.

To vote by proxy if you are a shareholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

PINNACLE FOODS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., Eastern Daylight Time, on Tuesday, June 10, 2014

PLACE	Hilton Hotel, 1 Hilton Court, Parsippany, NJ 07054

ITEMS OF BUSINESS	1. To elect the three Class I director nominees listed herein.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

4. To determine, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 14, 2014.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

M. Kelley Maggs
Executive Vice President, Secretary and General Counsel

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be,

on or about April 30, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Tuesday, June 10, 2014:

Our proxy statement and annual report on Form 10-K are available online at https://www.proxyvote.com

i

ii

PINNACLE FOODS INC.

399 Jefferson Road

Parsippany, New Jersey 07054

Telephone: (973) 541-6620

PROXY STATEMENT

Annual Meeting of Shareholders

June 10, 2014

9:30 a.m., Eastern Daylight Time

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Pinnacle Foods Inc. (“Pinnacle” or the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders to be held on June 10, 2014 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

•	Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Shareholders as of the close of business on April 14, 2014 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 117,311,063 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the three Class I director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal. While the vote on executive compensation (Proposal 3) and vote on the frequency of shareholder votes on executive compensation (Proposal 4) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

As of April 14, 2014, affiliates of The Blackstone Group L.P. (collectively, “Blackstone”) beneficially own and have the right to vote approximately 59,974,145 of the outstanding shares of our common stock (representing 51% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and for the approval of the compensation paid to the named executive officers, and they intend to vote for one year with respect to the frequency of shareholder votes on executive compensation. As a result, we are assured a quorum at the Annual Meeting, the election of the Class I directors, the ratification of the appointment of Deloitte & Touche LLP, the approval of executive compensation and the determination of one year with respect to the frequency of shareholder votes on executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). With respect to the advisory vote on the frequency of shareholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN.” For all of these proposals Nos. 2, 3 and 4, abstentions will have the effect of a vote “against” the proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “one year” with respect to Proposal No. 4 and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Broadridge Financial Solutions (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	FOR “ONE YEAR”, on a non-binding, advisory basis, with respect to how frequently a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on June 9, 2014 for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 9, 2014.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a legal signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than June 9, 2014;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on June 9, 2014;

•	Submitting a properly signed proxy card with a later date that is received no later than June 9, 2014; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Pinnacle Foods Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Jane Nielsen, Jeff Overly and Raymond P. Silcock constitute a class with a term that expires at the Annual Meeting of Shareholders in 2014 (the “Class I Directors”); Jason Giordano and Ann Fandozzi constitute a class with a term that expires at the Annual Meeting of Shareholders in 2015 (the “Class II Directors”); and Roger K. Deromedi, Prakash A. Melwani and Robert J. Gamgort constitute a class with a term that expires at the Annual Meeting of Shareholders in 2016 (the “Class III Directors”). Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2017: Jane Nielsen, Jeff Overly and Raymond P. Silcock. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Jane Nielsen, Jeff Overly and Raymond P. Silcock. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2014

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class I – Nominees for Term Expiring in 2017

Name	Age	Principal Occupation and Other Information
Jane Nielsen	50	Became a Director and a member of the Audit and Compensation Committees on March 10, 2014. Ms. Nielsen has been the Executive Vice President and Chief Financial Officer of Coach, Inc. since September 2011. Ms. Nielsen joined Coach, Inc. from PepsiCo, Inc., where from 2009 until September 2011 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

Jeff Overly	55	A Director of the Company and is a member of the Nominating and Corporate Governance Committee. Mr. Overly is an Operating Partner in the Private Equity Group at Blackstone. Mr. Overly is involved in monitoring, advising, and supporting Lean Operational Excellence and Supply Chain improvement opportunities within Blackstone’s portfolio company holdings. Before joining Blackstone in 2008, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company where he was responsible for global manufacturing operations, including the entire supply chain from procurement to shipment of finished product through a multi-warehouse regional distribution center network. Prior to that, Mr. Overly served 25 years at General Motors Corporation and Delphi Corporation in numerous operations and engineering positions with global responsibilities. Mr. Overly has a BS in Industrial Management from the University of Cincinnati, and a Masters in Business from Central Michigan University.

Name	Age	Principal Occupation and Other Information

Raymond P. Silcock	63	A Director of the Company. Mr. Silcock was appointed Audit Committee Chairman effective May 2008 and is a member of the Compensation Committee. Mr. Silcock is the Chief Financial Officer of Diamond Foods Inc. and previously was the Chief Financial Officer for The Great Atlantic and Pacific Tea Company since its emergence from bankruptcy in March 2012 until February 28, 2013 and was the Head of Finance from December 2011 to March 2012. From December 2009 to December 2011, he was an independent management consultant with clients including The Great Atlantic and Pacific Tea Company and Palm Ventures LLC. From September 2009 to December 2009, Mr. Silcock was the Executive Vice President and Chief Financial Officer of KB Home, and prior to that served as Senior Vice President and Chief Financial Officer of UST Inc. from July 2007 to April 2009. Before joining UST, Mr. Silcock was Executive Vice President and Chief Financial Officer of Swift & Company from 2006 to 2007 when the company was acquired by JBS S.A. Prior to that, Mr. Silcock was Executive Vice President and Chief Financial Officer of Cott Corporation from 1998 to 2005. In addition, Mr. Silcock spent 18 years with Campbell Soup Company, serving in a variety of progressively more responsible roles, culminating as Vice President, Finance for the Bakery and Confectionary Division. Mr. Silcock holds an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (UK). Mr. Silcock served on the Boards of Prestige Brand Holdings Inc. from 2006 to 2009 and American Italian Pasta Company from 2006 to 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class II – Directors Whose Term Expires in 2015

Name	Age	Principal Occupation and Other Information
Ann Fandozzi	41	A Director of the Company and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Ms. Fandozzi is President & Chief Executive Officer of vRide, a ride sharing platform that offers commuters an economical and stress-free way to work, since June 2012. From 2007 to 2012, Ms. Fandozzi served in senior management positions with Whirlpool Corporation. Her most recent role was Corporate Vice President of the Global e-business, Direct to Consumer and Sears/Kenmore units. Previously, Ms. Fandozzi served at DaimlerChrysler Corporation as Global Executive Director of Family Vehicles from 2002 to 2007. Ms. Fandozzi’s previous experience also includes roles at Ford Motor Company, McKinsey and Company, Wharton Financial Institutions Center and Lockheed Martin. Ms. Fandozzi received her MBA from the Wharton School of the University of Pennsylvania, her M.S.E. in Systems Engineering from the University of Pennsylvania and her B.E. in Computer Engineering from the Stevens Institute of Technology.

Jason Giordano	35	A Director of the Company and is a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Giordano is a Managing Director in the Private Equity Group at Blackstone. Since joining Blackstone in 2006, Mr. Giordano has been involved in the execution of the firm’s investments in Pinnacle Foods, Polymer Group, Inc., and Acushnet (Titleist), and in analyzing investment opportunities across various industries, including Food and Beverage, Consumer Products, Chemicals, and Industrials. Before joining Blackstone, Mr. Giordano was an Associate at Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, Mr. Giordano worked in investment banking at Goldman, Sachs & Co. focused on Communications, Media, and Entertainment clients. Mr. Giordano received an AB from Dartmouth College and an MBA with High Distinction from Harvard Business School, where he graduated as a Baker Scholar. Mr. Giordano also serves on the Board of Directors of HealthMarkets, Inc. and Polymer Group, Inc.

		Class III – Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information
Roger K. Deromedi	60	Was appointed Non-Executive Chairman of the Board in 2009, and is a Director and a member of the Compensation and the Nominating and Corporate Governance Committees. On July 1, 2013 Mr. Deromedi became an Executive Advisor (Independent Contractor) to Blackstone in the Consumer Goods Sector. Previously, Mr. Deromedi was Executive Chairman of the Board since April 2, 2007. Prior thereto, Mr. Deromedi served as Chief Executive Officer of Kraft Foods Inc. from December 2003 to June 2006. Prior to that, Mr. Deromedi was co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International since 2001. Mr. Deromedi was President and Chief Executive Officer of Kraft Foods International from 1999 to 2001 and previously held a series of increasingly responsible positions since joining General Foods, Kraft’s predecessor company, in 1977. Mr. Deromedi is Vice-Chairman of the Rainforest Alliance, on the Board of Directors of the Joffrey Ballet, and on the Board of Trustees of the Field Museum of Natural History. Mr. Deromedi earned an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in economics and mathematics from Vanderbilt University.

Robert J. Gamgort	51	Was appointed Chief Executive Officer and Director of the Company effective July 13, 2009. From September 2002 to April 2009, Mr. Gamgort served as North American President for Mars Incorporated, where he managed the company’s portfolio of confectionery, main meal, pet food and retail businesses in North America. Mr. Gamgort joined Mars in 1998, initially serving as Vice President of Marketing for M&M / Mars and then as General Manager of its Chocolate Unit. Prior to joining Mars, Mr. Gamgort served as President of Major League Baseball Properties. Mr. Gamgort began his career at General Foods, which later merged with and became Kraft Foods, where he served in key marketing, sales, corporate strategy, and general management roles. Mr. Gamgort holds an MBA from the Kellogg Graduate School of Management at Northwestern University and a BA in Economics from Bucknell University and studied at the London School of Economics. Mr. Gamgort serves on the Board of Trustees for Bucknell University and the Board of Directors of the Grocery Manufacturers Association.

Prakash A. Melwani	55	A Director of the Company and is Chairman of the Compensation Committee. Mr. Melwani is a Senior Managing Director at Blackstone and is based in New York. He is Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists, Performance Food Group and Crocs. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani serves as a Director of Acushnet Company, Crocs, Kosmos Energy, Performance Food Group, Pinnacle Foods, RGIS Inventory Specialists and Blackstone strategic partner, Patria.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering on April 3, 2013 (the “IPO”), Blackstone owned approximately 100% of our Company. Because Blackstone still owns 51% of our Company, we are a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards, and therefore have chosen not to comply with certain corporate governance standards, including the requirement that a majority of the board of directors consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

The shareholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone will have the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed three directors (Messrs. Giordano, Melwani, and Overly) to our Board of Directors. The agreement among the shareholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any NYSE requirements. See “Transactions with Related Persons–Shareholders’ Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Center section on our website at www.pinnaclefoods.com), the Board will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Ms. Fandozzi, Ms. Nielsen and Mr. Silcock, are independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of all applicable New York Stock Exchange standards, including with respect to committee service. Our Board has also determined that Ms. Fandozzi, Ms. Nielsen and Mr. Silcock are “independent” for purposes of Section  10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Our Board of Directors is led by Mr. Deromedi, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Deromedi serves as Chairman, while Mr. Gamgort serves as our Chief Executive Officer and Director. Our

Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Deromedi’s attention to Board and committee matters allows Mr. Gamgort to focus more specifically on overseeing the Company’s operations as well as strategic planning.

Controlled Company Exception

Affiliates of Blackstone beneficially own more than 50% of our common stock and voting power. As a result, (x) under the terms of the Shareholders Agreement, affiliates of Blackstone are entitled to nominate at least 4 of the 7 members of our Board of Directors (see “Certain Relationships and Related Party Transactions—Shareholders Agreement”) and (y) we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Roger K. Deromedi		X	X
Ann Fandozzi[1]	X		Chair
Robert J. Gamgort
Jason Giordano		X	X
Prakash A. Melwani		Chair
Jane Nielsen	X	X
Jeff Overly[2]			X
Raymond P. Silcock	Chair	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. During the year ended December 29, 2013, the Board held 12 meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held one meeting. All of our current directors, other than Jane Nielsen who was appointed to the Board in March 2014, attended 78% or more of the meetings of the Board and relevant committee meetings in 2013.

[1]	Ann Fandozzi served on our Compensation Committee until March 10, 2014, and will be signing the Compensation Committee report on Page 25.
[2]	Jeff Overly served on our Audit Committee until March 10, 2014, reviewed our 2013 financial statements and will be signing the Audit Committee report on Page 24.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that each Mr. Silcock and Ms. Nielsen qualifies as an audit committee financial expert as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Silcock’s qualification based on, among other things, his experience as Chief Financial Officer of Diamond Foods and his prior experience as Chief Financial Officer of The Great Atlantic and Pacific Tea Company after it emerged from bankruptcy. The Board reached its conclusion as to Ms. Nielsen’s qualification based on, among other things, her experience as Chief Financial Officer of Coach, Inc., PepsiCo Beverages Americas and the Global Nutrition Group.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and, our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management;

•	considering policies and procedures pertaining to expense accounts of senior executives

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Ms. Nielsen and Mr. Silcock are members of the Compensation Committee who have been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards applicable to boards of directors in general and compensation committees in particular. The other members of the Compensation Committee, Messrs. Deromedi, Giordano and Melwani, are not independent.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	overseeing, at least annually, the evaluation of management;

•	reviewing and approving or making recommendations to the Board of Directors on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in 2013, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent outside compensation consultant.

All executive compensation services provided by F.W. Cook were conducted under the direction or authority of the Compensation Committee, and all work performed by F.W. Cook was pre-approved by the Compensation Committee. Neither F.W. Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. Prior to F.W. Cook’s retention by the

Committee, the Compensation Committee evaluated whether any work provided by F.W. Cook raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2013, F.W. Cook’s services to the Compensation Committee included, among other things:

•	reviewing and advising with respect to potential changes to stock incentive and annual management incentive plans;

•	preparing comparative analyses of executive compensation levels and design at peer group companies;

•	assisting with IPO planning and equity plan development, including sizing of the equity plan share reserve and Founders Awards;

•	assisting the Compensation Committee in assessing the pay for performance alignment of the Company’s compensation program; and

•	reviewing and evaluating our overall compensation structure in light of organizational objectives.

An F.W. Cook representative participated in three of the five Compensation Committee meetings in 2013.

Nominating and Corporate Governance Committee

Ms. Fandozzi is the Chair of the Nominating and Corporate Governance Committee who has been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards. The other members of the Nominating and Corporate Governance Committee, Messrs. Deromedi, Giordano and Overly, are not independent.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Oversight of Risk Management

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The

Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board of Directors receives periodic detailed operating performance reviews from management. The Compensation Committee is responsible for oversight of risks relating to compensation and employment related matters.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation and Nominating and Corporate Governance Committees also meet regularly in executive session.

Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information, are available on the Corporate Governance page of the Investor Center section on our website at www.pinnaclefoods.com. Any shareholder also may request them in print, without charge, by contacting the Secretary at Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with two avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line or in writing. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. In the case of Jane Nielsen, a professional search firm identified her as a potential director nominee. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until they resign or are terminated by the shareholders. In particular, the members of our Board of Directors considered the following important characteristics in addition to their current roles:

•	Mr. Giordano, Mr. Melwani, and Mr. Overly are representatives appointed by affiliates of Blackstone, our principal shareholder, and have significant financial, investment and operational experience from their involvement in Blackstone’s investment in numerous portfolio companies and have played active roles in overseeing those businesses.

•	Mr. Deromedi, our Non-Executive Chairman of the Board, has had significant executive level experience throughout his career in leading consumer packaged goods companies having served as Chief Executive Officer of Kraft Foods Inc.; co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International. Mr. Deromedi previously held a series of increasingly responsible positions at General Foods, Kraft’s predecessor company.

•	Mr. Gamgort, our Chief Executive Officer, has extensive executive level experience, having served as North American President for Mars Incorporated, where he managed the company’s North American portfolio. In addition, Mr. Gamgort served as President of Major League Baseball Properties and at Kraft Foods he held key marketing, sales, corporate strategy, and general management roles.

•	Mr. Silcock has had significant executive level experience throughout his career in leading consumer packaged goods companies, having served as the Chief Financial Officer for The Great Atlantic and Pacific Tea Company and prior to that had roles of increasing responsibility with KB Home; UST Inc.; Swift & Company; Cott Corporation, and Campbell Soup Company.

•	Ms. Fandozzi has extensive experience with public companies, including serving in senior management positions with a focus on sales and marketing at Whirlpool Corporation and DaimlerChrysler Corporation. Ms. Fandozzi also has an educational background in business administration and systems and computer engineering.

•	Ms. Nielsen has extensive executive level experience with public companies, and also served in senior management positions with a focus on financial management including financial reporting, performance management, capital allocation and strategic planning at PepsiCo and Pepsi Bottling Group.

This process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054. All recommendations for nomination received by the Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2015 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Secretary of the Company, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054 who will forward such communication to the appropriate party or (2) sending an e-mail to the General Counsel, kelley.maggs@pinnaclefoods.com. Such communications may be done confidentially or anonymously.

Compensation of Directors

Our directors who are also our employees or employees of Blackstone receive no additional compensation for their services as directors. During fiscal 2013, Mr. Deromedi, and Mr. Silcock and Ms. Fandozzi, who are not employees of the Company nor of Blackstone, received (1) an annual retainer of $80,000 in cash paid quarterly in arrears, (2) for Mr. Deromedi, an additional payment of $100,000 for serving as the Non-Executive Chairman of the Board of Directors, (3) for Mr. Silcock, an additional payment of $15,000 for serving as Chairman of the Audit Committee, (4) for Ms. Fandozzi, an additional payment of $15,000 for serving as Chairman of the Nominating and Corporate Governance Committee, and (5) for Mr. Silcock and Ms. Fandozzi, an equity grant on March 27, 2013 with a fair value of approximately $50,000. Fiscal 2013 directors’ equity grants vest on March 27, 2016. Mr. Deromedi’s director compensation arrangements are further discussed below under “Director Service Agreement.”

The table below sets forth information regarding director compensation, except for Mr. Gamgort, which is detailed in the “Summary Compensation Table,” for the fiscal year ended December 29, 2013.

	Fees Paid in Cash ($)	Stock Awards (a) ($)	Option Awards (b) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)	Total Number of Outstanding Equity Awards

Name

Roger K. Deromedi	$180,000	$3,258	$773,580	—	—	$956,838	287,141

Ray Silcock	95,000	51,541	—	—	—	146,541	11,046

Ann Fandozzi	95,000	48,466	—	—	—	143,466	3,870

Jason Giordano	—	—	—	—	—	—	—

Prakash A. Melwani	—	—	—	—	—	—	—

Jeff Overly	—	—	—	—	—	—	—

(a)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2013, calculated in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 29, 2013. The aggregate number of unvested restricted stock owned by our non-employee directors at December 29, 2013 was as follows: Mr. Deromedi, 287,141 shares of unvested restricted stock (consisting of 120,061 shares of restricted stock and 167,080 of options); Mr. Silcock, 11,046 shares of unvested restricted stock; and Ms. Fandozzi, 3,870 shares of unvested restricted stock.

In addition, in connection with the IPO, Class B-1 units were converted to unvested shares of our restricted stock with vesting terms substantially similar to those applicable to the unvested Class B-1 Units immediately prior to the IPO. There was incremental fair value calculated in accordance with FASB ASC Topic 718 with respect to the conversion of Class B-1 Units resulting in incremental fair value of $3,258 for Mr. Deromedi, $2,346 for Ms. Fandozzi, and $5,421 for Mr. Silcock.

On March 1, 2013 the Compensation Committee reduced the annual internal rate of return target for the Class B-2 and Class B-3 Units from 20% to 12% and, in connection with our IPO, all unvested PIUs held by our directors were converted into unvested shares of our restricted stock with vesting terms substantially similar to those applicable to the unvested PIUs immediately prior to the conversion. With respect to the Class B-2 and the Class B-3 units that were converted to restricted stock, there was no incremental fair value calculated in accordance with Topic 718 as a result of the modifications since achievement of the performance conditions was not deemed probable before or after the modification.

(b)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 29, 2013, without taking into account estimated forfeitures. For more information regarding the stock option grant see “Director Service Agreement” in the narrative following this table.

Fiscal 2014 Compensation of Directors

In fiscal 2014 our directors who are also our employees or employees of Blackstone will not receive any additional compensation for their services as directors. Our independent directors will receive annual fees as follows:

•	$80,000 in cash, paid quarterly in arrears;

•	$100,000 in restricted stock units, to be granted at the annual shareholder meeting and which restricted stock units will vest at the earlier of (x) the first anniversary of the date of grant and (y) the next annual shareholder meeting;

•	additional $100,000 in cash and $20,000 in restricted stock units for the Non-Executive Chairman of the Board of Directors; and

•	additional $15,000 for chairperson of each of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.

Director Service Agreement

In connection with the Blackstone purchase of the Company, on April 2, 2007, we entered into a director service agreement with Roger K. Deromedi that governs the terms of his services as our Non-Executive Chairman.

On March 1, 2013, Mr. Deromedi and the Company agreed that the director services agreement would expire upon the completion of the IPO. As a result, Mr. Deromedi no longer has contractual rights to severance or specified compensation levels. In addition, Mr. Deromedi is no longer eligible for an annual bonus and is not subject to non-competition provisions.

In connection with our IPO, we granted Mr. Deromedi unvested stock options with an exercise price per share of $20 to acquire 167,080 shares of our common stock. These stock options will become fully vested and exercisable on the third anniversary of the grant date of March 27, 2013.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2014.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte  & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2013 financial statements, we entered into an agreement with Deloitte & Touche LLP, which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered for the audit of our financial statements and review of our internal controls over financial reporting for 2013 and 2012 and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods ($ in thousands):

	2013	2012
Audit Fees(1)	$1,364	$1,037
Audit-related fees(2)	140
Tax fees(3)	121	251
Total:	$1,625	$1,288

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and review of our internal controls over financial reporting, the reviews of interim financial statements, and services associated with other SEC filings. The fees are for services that are normally provided by Deloitte & Touche LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed related to due diligence services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 26 to 47. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of proposal no. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 47, as well as the discussion regarding the Compensation Committee on pages 12 to 14.

In particular, shareholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

•	The Company has stock ownership guidelines for executives which align executive interests with those of our shareholders.

•	The Company’s incentive plans include provisions prohibiting pledging or hedging of Company stock.

•	The Company does not provide any tax gross-ups of annual compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in proposal no. 3 on page 22) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with proposal no. 3 on page 22, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 47, as well as the discussion regarding the Compensation Committee on pages 12 to 14.

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We believe that an annual advisory vote on executive compensation will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•	We believe an annual advisory vote on executive compensation is consistent with our policy of seeking input from our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it’s not required by law.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A SHAREHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 29, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Raymond P. Silcock, Chair

Ann Fandozzi

Jeff Overly

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Prakash A. Melwani, Chair

Roger Deromedi

Jason Giordano

Raymond P. Silcock

Ann Fandozzi

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The core principles of our executive compensation program are to align the compensation of our executive officers with the long-term interests of our shareholders and to provide a total compensation opportunity that allows us to attract and retain talented executive officers and motivate them to achieve exceptional business results.

We achieve these goals by offering a total compensation program that consists of both fixed components (in the form of base pay and benefits) and variable, performance-based pay (in the form of short- and long-term incentives) designed to reward performance. The total compensation for our executive officers is weighted more heavily toward incentive compensation. There is an appropriate balance of short-term and long-term incentives to ensure executive officers are properly balancing the need for consistent annual performance with the need for consistent performance over a multiple year horizon. This compensation balance is intended to ensure that our executive officers share in both downside risk and upside opportunity based on the Company’s performance.

Our named executive officers for 2013 were:

•	Robert J. Gamgort, Chief Executive Officer

•	Craig D. Steeneck, Executive Vice President and Chief Financial Officer

•	Christopher J. Boever, Executive Vice President and Chief Customer Officer

•	Mark L. Schiller, Executive Vice President and Division President, Birds Eye Frozen Division

•	Antonio F. Fernandez, Executive Vice President and Chief Supply Chain Officer

In 2013, each of our named executive officers received base pay increases in consideration for performance against their individual objectives and to address market competitiveness issues. Each of the named executive officers also received an annual incentive award based on the Company’s performance against Adjusted EBITDA and operational goals, as well as their performance against their individual performance objectives.

In March 2013, the Company began trading publicly following its Initial Public Offering (IPO) and each of the named executive officers received an award of stock options at the time of the IPO. In addition, our CEO, Mr. Gamgort, received a special transaction incentive stock award under the terms of his employment agreement.

In 2013, we mutually agreed with Mr. Gamgort to end his employment agreement (except with respect to his transaction incentive stock award, certain deferred cash awards, and specified restrictive covenants), and mutually agreed with Mr. Steeneck to end his employment agreement entirely. Effective in 2014, we no longer have employment agreements with any of our executive officers.

The Compensation Committee (the “Committee”) utilized a compensation consultant, F.W. Cook, to provide compensation advice in 2013. The consultant is retained directly by the Committee and performs no consulting or other services for Pinnacle. The Committee has determined that F.W. Cook is independent and that there are no conflicts of interest with regard to the work of F.W. Cook.

Compensation Program Objectives and Design

Our primary objective in establishing our comprehensive compensation program is to recruit, attract, retain and properly incent high-level talent to work for and ultimately add value to our Company for the benefit of our shareholders.

Our compensation program is designed to reward performance, which in turn creates value for our shareholders. Performance is reviewed annually for both our executives and our Company as a whole. When annual Company or individual performance goals are not met, certain elements of the compensation program (including annual bonuses, annual merit base salary increases and certain equity grants) are not paid or do not vest.

The compensation program is intended to reward both short-term (annual performance) and long-term company performance. Therefore, employee equity programs, which are discussed in more detail below, are key elements of the compensation program.

Each element of the overall comprehensive compensation program (discussed in greater detail below) is intended to be competitive with similar elements offered both locally and nationally by other like-size employers and competitors, and the elements taken together are intended to present a comprehensive competitive program to accomplish the objectives noted above.

We designed most of the major elements of our comprehensive compensation program by soliciting initial thoughts and ideas from our senior management team, consisting of our Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Human Resources Officer, and in consultation with other members of our senior management. Additional input and suggested objectives were received from representatives of our major shareholder and F. W. Cook compensation consultants advising us on employee compensation. Major compensation elements are reviewed annually by our senior management.

After receipt of the input noted and development of proposed plans, such plans were (and in the case of annual bonus plans, are annually) presented to the Committee, which determines the terms of and ultimately adopts our compensation program. We are parties to certain transactions with Blackstone described in “Certain Relationships and Related Party Transactions.” None of our directors or named executive officers participates in discussions involving his or her own compensation.

The Committee reviews and approves annual compensation elements such as bonus plan attainment, and our full Board of Directors reviews full year earnings and management performance by our executives. The Board of Directors as a whole also approves elements of our annual budgets, which include certain elements of the compensation program such as annual bonuses and annual base salary increases, if any, for our executives.

Elements of Compensation

The following table lists the key elements of our 2013 executive compensation program:

Element of Compensation	Objective	Key Features	% of Target Total Direct Comp
Base Salary	Provide a competitive level of fixed compensation

• Fixed pay component based on level of responsibility of position held

• Adjustments based on individual performance, internal equity and external benchmarking against peer group companies

• Targeted at the median of the peer group

10-30%

Annual Incentive Plan Awards (“Management Incentive Plan”)	Motivate and reward executive contributions in achieving annual performance goals

• Variable pay component

• Payouts are based on a formula that includes Company performance against Adjusted EBITDA and operational objectives, as well as individual performance against pre-determined objectives

15-35%
• Payouts are made in cash • Targeted at the median of the peer group

Long Term Incentive Awards	Motivate and reward executive contributions in achieving long-term objectives Align the interests of our executives with our shareholders

• Variable pay component

• Awards are issued as restricted stock or stock options and have a multi-year vesting period

• Award value is fixed at grant, and ultimate value to the executive is based on stock performance

• Targeted at the median of the peer group

35-75%

Post Termination Compensation	Provide temporary income following an executive’s involuntary termination of employment	• Fixed pay component • Payments are formula-driven based on executive’s salary, bonus target and level in the organization • Targeted at the median of the peer group

Competitive Positioning

In February 2013, the Committee worked with F.W. Cook, the independent compensation consultant, and identified a peer group of 12 publicly-traded companies to be used as a competitive reference point in determining total compensation packages for the Company’s executive officers, including the named executive officers. The peer group includes consumer products companies, nearly all of which are focused on food and beverage in North America with similar revenue (peer group median revenue $2.9 billion) and market capitalization (peer group median market capitalization $3.3 billion) to Pinnacle Foods Inc. We believe this peer group reflects the companies with which we compete for executive talent and has executive positions of similar size and scope.

The peer group consists of the following 12 companies:

B&G Foods	Hormel Foods
Campbell Soup Company	J.M. Smuckers
Church & Dwight	McCormick & Co.
Flowers Foods	Post Holdings
Hain Celestial Group	Snyders-Lance
Hillshire Brands	TreeHouse Foods

Direct Compensation Components

Base salary

Base salaries are intended to compensate the executive officers and all other salaried employees for their basic services performed for our Company on an annual basis. In setting base salaries, we take into account the employee’s experience, the functions and responsibilities of the job, salaries for similar positions within the peer group and for competitive positions in the food industry generally and any other factor relevant to that particular job. We attempt to pay at the median of our peer group for each job but do not confine ourselves to this practice if other factors such as experience warrant a lower or higher base salary. Base salaries may be adjusted annually based on executive officer performance and, in certain circumstances, adjusted throughout the year to address competitive pressures or changes in job responsibilities. Our Chief Executive Officer recommends the base salaries for his direct reports. The Chief Executive Officer’s base salary is set by the Committee. The Chief Executive Officer’s annual merit adjustment is approved by the Board of Directors. Adjustments for all other executives are recommended by the Chief Executive Officer and approved by the Committee.

Base Salary Changes in 2013

In March 2013, each of the named executive officers was awarded a merit increase based on his performance in the preceding year and, in the case of Messrs. Gamgort and Boever, increases designed to more closely align their base pay with the median base pay for individuals in their positions in the peer group. Mr. Gamgort received a base increase of 5.5%. Mr. Boever received a base pay increase of 7.7%. Mr. Steeneck, Mr. Schiller and Mr. Fernandez received base pay increases in the range of 2.8-3.5%, consistent with the Company’s overall merit budget of 3.0%.

Annual incentive awards (Management Incentive Plan, “MIP”)

We use our MIP to incent our eligible employees on an annual basis. MIP awards are intended to reward executives and other eligible employees for achieving annual profit and operational goals. MIP targets are equal to a pre-determined percentage of salary, and are multiplied by a factor based on Company performance and multiplied by a factor based on individual performance against predetermined objectives. Payouts range from 0-200% based on attainment of both business and individual objectives. Our Adjusted EBITDA target, which is derived from our operating plan for the year and approved annually by the Board of Directors, is a major component (50%) of the Company’s performance, with the balance based on achievement of company-wide operational objectives (50%).

In addition to the company-wide objectives, each executive officer has individual objectives set at the beginning of the year which are reflective of his or her responsibilities based on his or her role. The Committee determines an individual performance score for the Chief Executive Officer based on a review of his performance in the year. For the other executive officers, the Chief Executive Officer recommends an individual performance score at the end of the performance year based on the achievement against the individual objectives, and the individual scores are approved by the Committee.

The full Board of Directors approves the bonus pool contained in the annual budget; the Committee approves actual payment of bonuses pursuant to the MIP and the bonuses paid to, or accrued on behalf of, the named executive officers.

2013 Annual Incentive Plan Results

For the fiscal year ended December 29, 2013, the Adjusted EBITDA target for 100% bonus plan payout was $443 million (excluding the Wish-Bone acquisition) and for a 125% payout was $454 million (excluding the Wish-Bone acquisition). Adjusted EDITDA is calculated as set forth in the section titled “Covenant Compliance” in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013. The actual performance of $450 million (excluding the Wish-Bone acquisition) resulted in a 116% payout for this component of the overall MIP plan. The overall rating on the operational goals (in the areas of market share, product innovation, trade spending efficiency, in-store execution, effective sales and operations planning processes, food safety, productivity, footprint consolidation and organizational development) were rated by the Committee to have been above target and were scored as a 124% payout. The combination of the 116% payout rate for the Adjusted EBITDA target (50% of total) and the 124% score ascribed to operational goals (50% of total) resulted in a total MIP company payout score of 120% for 2013.

In evaluating individual performance, the following scores were determined based on performance against individual objectives:

- Mr. Gamgort received a 120% score on his individual objectives, with performance highlights including the successful IPO and secondary offering, engagement in building relationships with external stakeholders, successful acquisition and integration of Wish-Bone, and upgrading of talent on the senior executive team.

- Mr. Steeneck received a 120% score on his individual objectives, with performance highlights including the successful IPO and secondary offering, refinancing of the corporate debt, successful acquisition and integration of Wish-Bone, improving our capabilities in investor relations and information technology, and strong enterprise risk management and internal controls.

- Mr. Boever received a 118% score on his individual objectives, with performance highlights including share growth on our leadership brands, distribution expansion, successful transformation of our sales structure, and solid performance in Foodservice.

- Mr. Schiller received a 120% score on his individual objectives, with performance highlights including effective leadership over both the Duncan Hines Grocery and Birds Eye Frozen divisions for a 6-month period, share growth on our leadership brands, delivery of profit contribution targets on our foundation brands, a turn-around of share performance in Birds Eye at year end, and talent upgrades among his team.

- Mr. Fernandez received a 110% score on his individual objectives, with performance highlights including strong performance against productivity initiatives, improvements in customer service levels, successfully integrating Wish-Bone in customer service and fulfillment, identification of a long-term manufacturing strategy for Duncan Hines and enhancements in our internal planning processes.

Based upon the Company score and the individual scores, the 2013 Bonus Awards were calculated as follows:

Named Executive Officer	Annual Incentive Plan Target as % Salary	Annual Incentive Plan Target $	Company Goal Achievement %	Individual Goal Achievement %	2013 Bonus Award Paid

Robert J. Gamgort	100%	$950,000	120%	120%	$1,368,000

Craig D. Steeneck	85%	$467,511	120%	120%	$673,216

Christopher J. Boever	75%	$262,500	120%	118%	$371,700

Mark L. Schiller	85%	$385,665	120%	120%	$555,357

Antonio F. Fernandez	85%	$383,319	120%	110%	$505,980

Annual bonuses were approved by the Committee and paid to the participants on March 14, 2014.

Long-Term Incentives

In 2013, we adopted, with shareholder approval, the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”), so that we can continue to provide our named executive officers and other key employees with equity-based long-term incentives. The equity awards are subject to service conditions, which are more fully described below, that serve as a retention tool.

2013 Awards

On March 27, 2013, in conjunction with our IPO, each named executive officer was awarded a “Founders Grant” under the 2013 Omnibus Incentive Plan consisting of non-qualified stock options. The awards were given to each of the named executive officers in an effort to ensure that the executives’ interests are closely aligned with the shareholders’ interests, and the compensation is only earned to the extent that the share price rises above the IPO price. Award amounts were determined based on the individual’s level within our organization as well as market practice for long-term incentive awards. The stock options have an exercise price per share equal to the IPO price of $20, and each stock option permits the holder to acquire the following number of shares: Mr. Gamgort, 551,350; Mr. Steeneck, 208,840; Mr. Boever, Mr. Schiller and Mr. Fernandez, 125,310 each. The stock options will be vested as to 100% of the shares subject to each stock option on March 27, 2016 provided the executive remains employed by Pinnacle through such date. The awards were reviewed with F.W. Cook for market competitiveness for each of the named executive officers. The CEO’s award was recommended by the Committee and approved by the full Board of Directors, while the remainder of the named executive officers’ awards were recommended by the CEO and approved by the Committee.

In addition, Mr. Gamgort’s employment agreement provided for a transaction incentive award in the event of a “qualified public offering” (as defined in Mr. Gamgort’s employment agreement) that occurred during Mr. Gamgort’s employment. The value of such transaction incentive award would be $3 million, or $4 million if the ratio of the value of Class A-1 Units of Peak Holdings LLC, our former parent company, held by certain affiliates of Blackstone at the time of such qualified offering, as compared to the value of such affiliates’ cumulative invested capital in respect of such Class A-1 Units exceeded a specified threshold. The employment agreement provided that the transaction incentive award would be payable in shares (based on the price at which the shares were sold in the public offering) on the first anniversary of the qualified public offering. The IPO constituted a “qualified public offering”, and the value of a Class A-1 Unit based on the initial public offering price of the Company caused Mr. Gamgort to be entitled to a transaction incentive stock award with a value equal to $4 million. As a result, using the initial public offering price of $20 per share, on April 3, 2013, Mr. Gamgort became entitled to 200,000 shares of our common stock, which were issued on April 3, 2014 (net of tax withholding), based on Mr. Gamgort’s continued service through that date.

On March 27, 2013, Mr. Boever was granted a one-time restricted stock award of 26,655 shares to make him whole in relation to the terms in his employment offer. The restricted stock will vest after three years.

Outstanding Awards through 2012

Prior to the IPO, we had two long-term equity incentive plans: the 2007 Stock Incentive Plan and the 2007 Unit Plan (the 2007 Stock Incentive Plan and the 2007 Unit Plan are collectively referred to as the “2007 Equity Plans”). The 2007 Equity Plans provided executives with the opportunity to acquire a proprietary interest in our Company, thus aligning executive and long-term shareholder interests. The equity awards issued pursuant to the 2007 Equity Awards are also subject to performance-based and exit event-based conditions, which further align our executive compensation with long-term profitability and long-term shareholder interests. All options granted under the 2007 Stock Incentive Plan were required to be awarded with a strike price that was not less than the fair market value of a share of our common stock on the date of the grant. Following the completion of our IPO, and adoption of the 2013 Omnibus Incentive Plan (as described above), no further awards will be made under the 2007 Stock Incentive Plan or the 2007 Unit Plan.

In connection with the dissolution of Peak Holdings LLC, the holders of units of Peak Holdings LLC were automatically distributed the assets of Peak Holdings LLC. Because the sole asset of Peak Holdings LLC was shares of our common stock, each holder of units received shares of our common stock as described below in “Conversion of Units of Peak Holdings LLC.”

Options Granted Pursuant to the 2007 Stock Incentive Plan

For options granted pursuant to the 2007 Stock Incentive Plan from 2007 to 2009, generally 25% of the options will vest ratably over five years (“Time-Vested Options”), subject to full acceleration upon a change of control. Fifty percent of the options vest ratably over five years if annual or cumulative Adjusted EBITDA targets, as defined, are met (“Performance Options”). The final 25% of the options vest upon a liquidity event, if a 12% annual internal rate of return is attained by Blackstone (“Exit Options”). Subsequent to 2009, the Company awarded options in the form of Time-Vested Options (25%) and Performance Options (75%) to certain employees. The options have, essentially, the same vesting provisions as stated above, including the provisions that if there is a change of control or liquidity event and if a 12% annual internal rate of return is attained by Blackstone, then all the Performance Options will also vest and become exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20%, but the Committee reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted.

Units Issued Pursuant to the 2007 Unit Plan

From 2007 to 2009, each manager who invested in Class A-2 Units of Peak Holdings LLC was awarded profit interests in Peak Holdings LLC in the form of Class B-1, Class B-2 and Class B-3 Units (“PIUs”). Generally 25% of the PIUs vested ratably over five years (“Class B-1 Units”), subject to full acceleration upon a change of control. Fifty percent of the PIUs vested ratably over five years depending on whether annual or cumulative EBITDA targets are met (“Class B-2 Units”). The final 25% of the PIUs granted vested on a liquidity event that returns a 12% annual internal rate of return to Blackstone (“Class B-3 Units”). Subsequent to 2009, the Company awarded PIUs to certain employees in the form of Class B-1 Units (25%) and Class B-2 Units (75%). The Class B-1 Units and Class B-2 Units had essentially the same vesting provisions as stated above, including the provisions that if there was a liquidity event and if a 12% annual internal rate of return was attained by Blackstone, then all the Class B-2 units also vested and became exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20%, but the Committee reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted.

In addition, with respect to certain Class B-2 Units held by Mr. Gamgort, upon a liquidity event, any unvested Class B-2 Units scheduled to vest in the future would vest in the same proportion as any tranches related to such Class B-2 Units that have previously vested. On March 4, 2013, each of our named executive officers other than Mr. Boever agreed to waive any Class B-2 Unit vesting based on the achievement of Adjusted EBITDA targets and, instead, agreed that the Class B-2 Units would be eligible to vest on the same terms as the Class B-3 Units. As discussed below, in connection with the IPO, executives received unvested restricted shares of our common stock in respect of their PIUs, which had the same vesting terms as were applicable to the PIUs. Subsequent to the IPO, on September 4, 2013, the remainder of our executive officers, including Mr. Boever agreed to waive any vesting of the restricted shares issued in respect of the Class B-2 Units based on the achievement of the Adjusted EBITDA targets and, instead, that such restricted shares would be eligible to vest on the same terms as the restricted shares issued in respect of the Class B-3 Units, i.e., based on exit-vesting criteria.

Conversion of Units of Peak Holdings LLC

In connection with the dissolution of Peak Holdings LLC, Class A-1 and Class A-2 Units of Peak Holdings LLC (including those held by Blackstone and certain of our directors and officers) were converted into shares of our common stock. The number of shares of our common stock delivered to Blackstone and the other equity holders of Peak Holdings LLC as a result of the conversion was determined in a manner intended to replicate the economic benefit provided by the Class A-1 and Class A-2 Units based upon the valuation of us derived from the IPO price, and the number of shares had the same intrinsic value as the Class A-2 Units held by the equity holder prior to such conversion.

In addition, in connection with the dissolution of Peak Holdings LLC, all PIUs were converted into fully vested, unrestricted shares of our common stock or unvested, restricted shares of our common stock. The number of shares delivered in respect of a converted PIU was determined in a manner intended to replicate the economic benefit provided by the PIU based upon the valuation of us derived from the IPO price, and the shares had the same value as the PIUs that were held by the equity holder immediately prior to such conversion. Vested PIUs were converted into fully vested, unrestricted shares of common stock and unvested PIUs were converted into unvested restricted shares of our common stock. The vesting terms applicable to restricted shares issued in respect of unvested PIUs are the same as the vesting terms that were applicable to the unvested PIU immediately prior to such conversion, as described above.

The following table sets forth the total number of shares of our common stock and restricted shares of our common stock delivered in respect of converted Class A-2 Units and vested and unvested PIUs.

Name	(a)	(b)	(c)	(d)	(e)	(a)+(b)+(c)+(d)+(e)
	Common Stock Delivered for Class A- 2 Units	Common Stock Delivered for Vested Class B-1 Units	Common Stock Delivered for Vested Class B-2 Units	Restricted Stock Delivered for Unvested Class B-1 Units	Restricted Stock Delivered for Unvested Class B-2 and B-3 Units	Total Vested Shares and Unvested Restricted Stock Delivered for Class A-2 Units and B Units

Robert J. Gamgort	148,833	115,967	156,771	88,053	455,291	964,915

Craig D. Steeneck	94,364	63,027	115,690	6,353	138,263	417,697

Christopher J. Boever	—	1,716	5,150	6,867	20,601	34,334

Mark L. Schiller	19,498	11,869	17,171	18,860	75,023	142,421

Antonio F. Fernandez	23,128	5,116	—	20,464	76,742	125,450

Severance, Change of Control and Other Termination-Related Programs.

Our severance plans provide benefits in the form of a temporary source of income in the event an executive officer is involuntarily separated from the Company. Our severance benefits are consistent with competitor companies of comparable size and provide a bridge of pay and benefits to assist displaced executives in finding future employment. Effective in 2014, we no longer have employment agreements with any of our executive officers.

New Cash Severance Arrangements

On March 1, 2013, the Compensation Committee of the Board of Directors approved changes in the cash benefits paid under its severance plan and/or individual employment agreements, as applicable. As a result of these changes, cash severance benefits for our Chief Executive Officer increased from 1.5 times the sum of the Chief Executive Officer’s annual base salary and target annual bonus (“total annual target compensation”) to two times the sum of the Chief Executive Officer’s total annual target compensation, and for certain Executive Vice Presidents, including Messrs. Steeneck, Schiller and Fernandez, cash severance benefits increased from a range of between one year of base salary and one-and-one-half times the executive’s total annual target compensation, to one-and-one-half times the executive’s total annual target compensation. For other Executive Vice Presidents and Senior Vice Presidents, including Mr. Boever, cash severance benefits amount to the executive’s total annual target compensation and for Vice Presidents, cash severance benefits amount to one times salary. In addition, the covenants in the severance plan and individual employment agreements related to non-competition and non-solicitation were extended to match the term of the severance benefits. All other aspects of the current severance plan remain the same.

In addition to severance benefits provided under our severance plans, certain of our equity agreements provide for vesting or accelerated vesting upon certain transactions, including a change in control of our Company. We believe that we benefit from such plans as they help to ensure continuity of management. Without these plans, and in the event of a possible or actual change in control, certain executives could feel the need to find other employment before they were forced to leave after a change of control event. With such plans in place, we believe that there will be more stability with our senior executives, allowing for more efficient operation of our Company and the creation of additional value for our Company and our shareholders. Our current change of control provision is a double-trigger and essentially provides that, unless the applicable executive is retained in his or her job following a change in control with the same or similar duties, responsibilities, reporting relationship, compensation and location of job, the executive’s employment will be deemed to have been terminated, and the executive will be eligible to receive severance benefits.

401(k) Plan and Other Benefits.

We provide various other benefits and compensation-related programs to executives and other salaried employees, which allow us to provide a full and comprehensive compensation package. This full package of compensation elements is important to our objectives to attract, retain and incent high-quality employees. We do not sponsor a defined benefit pension plan for salaried employees. The elements of our compensation program not otherwise discussed above are:

(i)	A 401(k) plan wherein our Company matches up to 50% of employee contributions, up to a maximum company contribution of 3% of the employee’s pay (up to the Internal Revenue Code annual covered compensation limit). The Pinnacle Foods Supplemental Savings Plan became effective in 2013 and allows all company employees, regardless of compensation level, the opportunity to receive the same 3% match on total compensation (base salary plus bonus);

(ii)	Medical and dental insurance for which we pay approximately 70% of the premiums;

(iii)	Life and Accidental Death and Dismemberment insurance paid for by us; and

(iv)	Long-term Disability and Short-Term Disability insurance paid for by us.

In establishing and providing the plans noted above, we use outside 401(k) plan and benefits consultants for medical and 401(k) plan design. Each of the outside consultants provides not less than annual advice about the plan designs for similar manufacturing companies across the United States and in the communities where we are located. As with other elements of compensation, we strive to provide competitive benefits to attract high quality executives. Based on our general perception of the market and while we have not identified specific companies, we believe that the benefits noted in this section generally are competitive with all similarly situated manufacturers and competitors with exceptions made where we believe necessary based on the communities where we are located.

Stock Ownership

One of the key objectives of our executive compensation program is to align the interests of our executive officers with the long-term interests of our shareholders. We believe that an effective way of achieving this alignment is to ensure that our executive officers are shareholders and have a significant financial interest in the Company. In 2013, the Committee adopted Stock Ownership Guidelines which will apply beginning in 2014 to approximately the top 25 executives including all of the named executive officers.

Under our new stock ownership guidelines, our executives will be required to maintain ownership in our common stock in the following amounts:

Chief Executive Officer	6 times annual base salary

Executive Vice Presidents	3 times annual base salary

Senior Vice Presidents	1 times annual base salary

Executives will be given the opportunity to achieve these ownership guidelines over time. In the event that the CEO has not reached his/her ownership guideline, he/she will be required to retain 100% of net shares realized until he/she has reached the required ownership level; for all other executives, the retention will be 75% of net shares realized until he/she has reached the required ownership level.

Ownership levels will be measured beginning in June 2014 and will be based on the annual salary and the average of the prior year’s month-end closing stock prices. This number of shares will remain in place until the following June.

Risk Assessment

During 2013, the Committee reviewed an assessment of the Company’s compensation programs prepared by management, with a focus on incentive compensation programs. The Committee reviewed details regarding performance metrics, pay mix, annual incentive risk, long-term incentive risk, share ownership, governance risk and risk mitigation features. After a review of the programs, the Committee has concluded there were no risks reasonably likely to have a material adverse effect on the Company.

Fiscal 2014 Compensation Decisions

As part of our annual compensation-setting process, on March 24, 2014 our Compensation Committee and the Board of Directors approved and authorized annual equity-based awards under the Company’s 2013 Omnibus Incentive Plan to certain of the Company’s executive officers, including Messrs. Gamgort, Steeneck, Boever, Schiller and Fernandez.

On April 1, 2014, the Company granted nonqualified stock options and performance-vesting restricted stock units (“performance share units” or “PSUs”) to Messrs. Gamgort, Steeneck, Boever, Schiller, and Fernandez.

Stock Options

The options vest on the third anniversary of the date of grant, subject to the executive’s continued employment through the applicable vesting date and will terminate 10 years from the date of grant or earlier if the executive’s service terminates. Upon a change in control, all unvested options will immediately vest and become exercisable as of the date of such change in control. The options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of grant.

If the executive’s employment terminates for any reason other than as described below, all unvested options will be forfeited and all vested options will remain exercisable for 90 days after the date of termination; provided that, in each case, the options expire upon a violation of specified restrictive covenants. Upon a termination of an executive’s employment due to the executive’s death or disability, or for any reason other than for cause while the executive is eligible for retirement, a pro rata portion of the unvested options will immediately vest and become exercisable, with such pro-ration based on the number of days the executive was employed after the date of the grant. Following any such termination, all vested options will remain exercisable for 180 days thereafter. Upon a termination of an executive’s employment for cause, all vested and unvested options terminate.

On April 1, 2014, the Board granted options to the following executives in the following amounts. Mr. Gamgort was granted 184,995 options, Mr. Steeneck was granted 56,430, Mr. Boever was granted 26,682, Mr. Schiller was granted 40,556 and Mr. Fernandez was granted 39,660. The exercise price per share under each grant was $29.28.

Performance Share Units

The performance share units, or PSUs, are eligible to vest after a three-year performance period beginning on April 1, 2014 and ending on March 31, 2017 . The number of PSUs that vest and are settled at the end of the performance period is based on the Company’s cumulative total shareholder return relative to the total shareholder returns of members of a peer company group (“relative shareholder return”).

At the end of the performance period, the Company’s total shareholder return position will be ranked within the total shareholder returns of each member of its performance peer group. The performance peer group consists of Pinnacle plus twenty other companies focused on food and beverage in North America including all of the twelve companies mentioned above as our peer group for compensation purposes. The total number of performance shares that vest is based on where the Company’s total shareholder return falls within this ranking, and ranges from a 200% payout for ranking in the 90th percentile or above, to 100% payout for ranking in the 45th to 55th percentile, and 0% payout for ranking in the 10th percentile or below. The specific performance levels and corresponding payout levels are as set forth below:

Percentile Performance	Performance Characterization	Percentage of Award Vested
90th - 100th Percentile	Top 10%	200%
75th - 89th Percentile	Upper Quartile	150%
56st - 74th Percentile	Above Median	125%
45th - 55th Percentile	Median	100%
26th - 44th Percentile	Below Median	75%
11th - 25th Percentile	Lower Quartile	50%
1st - 10th Percentile	Bottom 10%	0%

PSUs which become vested also entitle the holder to be credited with dividend equivalent payments either in cash or, at the sole discretion of the Committee, in shares of the Company’s common stock having a fair market value equal to the amount of the dividends paid on the underlying share of common stock during the performance period, with such dividend equivalents payable when the underlying PSU is settled (or such accrued dividends will be forfeited to the extent the underlying PSUs are forfeited).

If the executive’s employment terminates for any reason other than as described below, all unvested performance shares will be forfeited. Upon termination of an executive’s employment due to the executive’s death or disability, or for any reason other than for cause while the executive is eligible for retirement, a pro rata portion of the target number of PSUs under the executive’s award will remain outstanding and eligible to vest based on actual performance at the end of the performance period, with such pro-ration based on the number of days the executive was employed during the performance period. Upon a change in control during the performance period, the performance shares vest based on actual performance through that date, or, if performance is unable to be calculated, at target.

On April 1, 2014, the Board granted PSUs to the following executives in the following amounts, and such amounts assume that the target level of performance is achieved (with the actual number of shares to be earned based on the performance criteria described above): Mr. Gamgort was granted 55,498 PSUs, Mr. Steeneck was granted 16,929, Mr. Boever was granted 8,004, Mr. Schiller was granted 12,167 and Mr. Fernandez was granted 11,898.

Covenants and Clawback

Each of the foregoing executive grantees of an option or a performance share unit is subject to restrictive covenants related to noncompetition and nonsolicitation, non-disparagement, and confidentiality, for 12 months following any termination of employment (or, if longer, the period in respect of which the executive receives severance benefits), and indefinite covenants covering confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the fiscal years reported below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1,2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Robert J. Gamgort Chief Executive Officer and Director	2013 2012 2011	937,500 893,750 875,000	— — —	4,161,308 — —	2,552,751 — —	1,368,000 1,760,000 475,000	53,085 8,178 7,890	9,072,644 2,661,928 1,357,890

Craig D. Steeneck Executive Vice President and Chief Financial Officer	2013 2012 2011	546,268 532,410 521,701	— — —	14,465 — —	966,929 — —	673,216 470,695 89,172	29,057 9,070 8,178	2,229,935 1,012,175 619,051

Christopher J. Boever Executive Vice President and Chief Customer Officer	2013	342,284	—	572,195	580,185	371,700	64,034	1,930,398

Mark L. Schiller Executive Vice President and Division President - Birds Eye Frozen Division	2013 2012 2011	450,419 437,561 427,803	— — —	43,787 — 95,985	580,185 — —	555,357 286,440 72,882	23,061 8,178 8,178	1,652,809 732,179 604,848

Antonio F. Fernandez Executive Vice President and Chief Supply Chain Officer	2013 2012 2011	447,151 433,035 384,135	— — 300,000	56,819 — 1,162,485	580,185 — —	505,980 399,985 66,232	39,069 5,757 8,083	1,629,204 838,777 1,920,935

(1)

Amounts included in this column for fiscal 2013 reflect the aggregate grant date fair value of restricted stock granted on March 27, 2013 calculated in accordance with FASB ASC Topic 718 (“Topic 718”), utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 29, 2013. Amounts included in this column for Mr. Gamgort also include a transaction incentive award in the amount of $4,000,000 which he became entitled to pursuant to the terms of his employment agreement upon the successful completion of the IPO and which was issued in shares of fully-vested common stock (net of tax withholding) on April 3, 2014, the one-year anniversary of the IPO. Amounts included in this column for Mr. Boever include an award of restricted stock in the amount of $553,100 which he received to make him whole in relation to the compensation terms in his offer letter.

In connection with the IPO, Class B-1 units were converted to unvested shares of our restricted stock with vesting terms substantially similar to those applicable to the unvested PIUs immediately prior to the IPO. There was incremental fair value calculated in accordance with Topic 718 with respect to the conversion of the Class B-1 Units. Therefore, amounts included in this column also reflect the incremental fair value calculated in accordance with Topic 718 as follows: $161,308 for Mr. Gamgort, $14,465 for Mr. Steeneck, $39,095 for Mr. Boever, $43,787 for Mr. Schiller and $56,819 for Mr. Fernandez.

As described in “Compensation Discussion and Analysis—Compensation Elements—Long Term Incentive Compensation,” on March 1, 2013 the Compensation Committee reduced the annual internal rate of return target for the Class B-2 and Class B-3 Units from 20% to 12% and, in connection with our IPO, all unvested PIUs held by our named executive officers were converted into unvested shares of our restricted stock with vesting terms substantially similar to those applicable to the unvested PIUs immediately prior to the conversion. With respect to the Class B-2 and Class B-3 Units that were converted to restricted stock, there was no incremental fair value calculated in accordance with Topic 718 as a result of either the modification of the annual internal rate of return target on March 1, 2013 or the modification in connection with the IPO since achievement of the performance conditions was not deemed probable before or after such modification.

(2)	Amounts included in this column for fiscal 2013 reflect the aggregate grant date fair value of options granted on March 27, 2013 calculated in accordance with FASB ASC Topic 718 (“Topic 718”), utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 29, 2013. For more information on these grants, see “Compensation Discussion and Analysis—Compensation Elements—Long Term Incentive Compensation.”

As described in “Compensation Discussion and Analysis—Compensation Elements—Long Term Incentive Compensation,” on March 1, 2013, the Compensation Committee of the Board of Directors reduced the target for vesting purposes for the Exit Options and the Performance Options from 20% to 12%. There was no incremental fair value calculated in accordance with Topic 718 as a result of the modification since achievement of the performance conditions was not deemed probable before or after the modification.

(3)	“All Other Compensation” includes group life insurance, contributions made by the Company to 401(k) and contributions made by the Company to the named executive officers’ Supplemental Savings Plan accounts. For 2013 for Mr. Boever and Mr. Fernandez it also includes commuting expenses in lieu of relocation benefits in the amounts of $46,561 and $12,700, respectively.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013

Employment Agreements

At the end of 2013, we mutually agreed with Mr. Steeneck to end his employment agreement, and that effective as of December 28, 2013, the terms of his employment would be subject to the Company policies and plans applicable to other similarly situated employees. In addition, we mutually agreed with Mr. Gamgort to end his employment agreement, except with respect to his transaction incentive award, described above, certain deferred cash awards, and specific restrictive covenants related to non-competition, non-solicitation, confidentiality, and non-disparagement provisions contained in his original employment agreement. Except with respect to such restrictive covenants, Mr. Gamgort is now subject to the Company policies and plans applicable to other similarly situated employees. The original terms of each employment agreement are described below as they were in place for all of fiscal 2013.

Mr. Gamgort entered into an employment agreement for an initial term of five years commencing on July 13, 2009. Mr. Gamgort’s agreement was amended on March 8, 2011. Mr. Gamgort’s agreement set forth his (a) annual base salary, which was subject to discretionary annual increases upon review by the Board of Directors, and (b) stated that he was eligible to earn an annual bonus award at a target of 100% of the base salary, and up to a maximum of 200% of the base salary, based upon the achievement of an annual Adjusted EBITDA target and other performance objectives established annually by the Board. In addition, he was eligible to receive an annual deferred cash incentive award with a target of $1 million per year beginning with the 2010 fiscal year, that was contingent on satisfaction of specified performance objectives established by the Board (although the Board could, at its sole discretion, award pro-rata portions of any deferred award up to $1 million if the performance objectives were not satisfied in full.) Each deferred award is generally payable without interest on the third anniversary of the date the Board determined the relevant performance criteria for such award have been achieved, but payment is subject to acceleration upon a change in control of us or upon Mr. Gamgort’s death or termination of employment due to disability. If Mr. Gamgort resigns from his employment with us other than due to a “constructive termination,” his outstanding and unpaid deferred cash awards are subject to forfeiture on a pro-rated basis, and will continue to be paid on the original payment dates. The amended employment agreement for Mr. Gamgort also provided for a transaction incentive award in the event of a “qualified public offering” or a “change of control” (each term defined in Mr. Gamgort’s employment agreement) that occurred during Mr. Gamgort’s employment. As described above in the “2013 Awards,” Mr. Gamgort became entitled to 200,000 shares of our common stock at the initial public offering price of $20, which were issued April 3, 2014 (net of tax withholding) based on Mr. Gamgort’s continued service through that date.

Mr. Steeneck entered into an employment agreement which was for an initial term of five years commencing on April 2, 2007, which was supplemented on June 11, 2007 and then modified on February 27, 2009. Mr. Steeneck’s employment agreement set forth his (a) annual base salary, which will be subject to discretionary increases upon review by the Board of Directors, and (b) states that Mr. Steeneck will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year (with a target percentage of 85% of base salary and a maximum bonus of not less than 170% of base salary), based upon the extent to which annual performance targets established by the Board of Directors were achieved. The annual bonus, if any, shall be paid within two and one-half months after the end of the applicable fiscal year.

Pursuant to each employment agreement listed above, if an executive’s employment was terminated for any reason, the executive was entitled to receive (i) any base salary and unused vacation accrued through the date of termination; (ii) any annual bonus earned, but unpaid, as of the date of termination, (iii) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (iv) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iv) being “accrued rights”). If an executive’s employment is terminated by us without “cause” (as defined below) (other than by reason of death or disability) or if the executive resigns as a result of a “constructive termination” (as defined below) (each a “qualifying termination”), the executive was entitled to (i) the accrued rights; (ii) a pro rata portion of a target annual bonus based upon the percentage of the fiscal year that shall have elapsed through the date of the executive’s termination of employment; (iii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his employment agreement and execution of a general release of claims on our behalf, an amount equal to the product of (x) one-and-one half in the case of Mr. Gamgort or one in the case of Mr. Steeneck (however, as disclosed earlier in the “Severance, change of control and other termination-related programs” subsection of the “Elements of Compensation” section of the “Compensation Discussion and Analysis” section above under the new cash severance arrangements effective March 1, 2013, Mr. Gamgort’s multiplier will be two and Mr. Steeneck’s multiplier will be one and a half (y) the sum of (A) the executive’s base salary and (B) the executive’s target annual bonus amount, which shall be payable to the executive in equal installments in accordance with our normal payroll practices); (iv) continued coverage under our group health plans until the earlier of (A) eighteen months in the case of Mr. Gamgort and one year in the case of Mr. Steeneck from the executive’s date of termination of employment with us and (B) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer; and, (v) in the case of Mr. Gamgort, the applicable payments under the terms of the annual deferred cash incentive award and the transaction incentive award.

For purposes of these agreements, “cause” is defined as (A) the executive’s continued failure substantially to perform his material duties under executive’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following notice by us to the executive of such failure and 30 days within which to cure; (B) theft or embezzlement of our property; (C) any act on the part of executive that constitutes a felony under the laws of the United States or any state thereof (provided, that if an executive is terminated for any action described in this clause (C) and the executive is never indicted in respect of such action, then the burden of establishing that such action occurred will be on us in respect of any proceeding related thereto between the parties and the standard of proof will be clear and convincing evidence (and if we fail to meet that standard, we will reimburse the executive for his reasonable legal fees in connection with that proceeding)); (D) the executive’s willful material misconduct in connection with his duties to us or any act or omission which is materially injurious to our financial condition or business reputation or any of our subsidiaries or affiliates; (E) the executive’s breach of the provisions of the non-competition clause of these agreements; or, solely in the case of Mr. Steeneck, (F) dishonesty in the performance of manager’s duties resulting in material harm to us. No act will be deemed to be “willful” if conducted in good faith with a reasonable belief that the conduct was in our best interests.

For purposes of these agreements, “constructive termination” is defined as (A) our failure to pay or cause to be paid the executive’s base salary or annual bonus (if any) when due; (B) a reduction in the executive’s base salary or target bonus opportunity percentage of base salary (excluding any change in value of equity incentives or a reduction in base salary affecting substantially all similarly situated executives by the same percentage of base salary); (C) any substantial and sustained diminution in the executive’s duties, authority or responsibilities as of the date of the agreement; (D) a relocation of the executive’s primary work location more than 50 miles without his prior written consent; (E) the failure to assign the executive’s employment agreement to a successor, and the failure of such successor to assume that employment agreement, in any public offering or change of control (each as defined in the Securityholders Agreement, dated April 2, 2007, described under “Certain Relationships and Related Party Transactions—Securityholders Agreement”); (F) a Company notice to the executive of our election not to extend the employment term; or, solely in the case of Mr. Gamgort, (G) a failure to elect or reelect or the removal as a member of the Board of Directors; provided, that none of these events will constitute constructive termination unless we fail to cure the event within 30 days after notice is given by the executive specifying in reasonable detail the event which constitutes constructive termination; provided, further, that constructive termination will cease to exist for an event on the 60th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given us notice thereof prior to such date.

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to the accrued rights (as defined above); and, in the case of any termination of Mr. Gamgort’s employment upon his death or while he is disabled, by us without cause, or by Mr. Gamgort as a result of his constructive termination, Mr. Gamgort will be entitled to receive the applicable payments under the terms of the annual deferred cash incentive award and the transaction incentive award.

For information with respect to potential payments to the named executive officers pursuant to their employment agreements upon termination or change of control, see the tables set forth below under “Potential Payments Upon Termination or Change in Control.”

Each of the agreements also contains non-competition provisions that limit the executive’s ability to engage in activity competing with our Company for 18 months, in the case of Mr. Gamgort, or one year, in the case of Mr. Steeneck, after termination of employment. Termination payments are contingent on the executive’s compliance with all non-competition provisions. Under the new severance programs, non-competition provisions will be the same time periods as the severance benefits, 2 years for Mr. Gamgort and 1 1/2 years for Mr. Steeneck.

We do not have employment agreements with any of our other named executive officers.

Grants of Plan-Based Awards in Fiscal 2013

Fiscal 2013 Grants

Founders Grants

As described in greater detail in the “Compensation Discussion and Analysis” section above under the heading “Elements of Compensation—Long-Term Incentives—2013 Awards,” on March 27, 2013, in conjunction with our IPO, each named executive officer was awarded a “Founders Grant” under the 2013 Omnibus Incentive Plan consisting of non-qualified stock options. Award amounts were determined based on the individual’s level within our organization as well as market practice for long-term incentive awards. The stock options have an exercise price per share of $20, and will vest as to 100% of the shares subject to the stock option on March 27, 2016 provided the executive remains employed by Pinnacle through the vest date.

Transaction Incentive Award – Mr. Gamgort

As described in the “Compensation Discussion and Analysis” section above under the heading “Elements of Compensation—Long-Term Incentives—2013 Awards,” and under the heading “Employment Agreements” immediately above, on April 3, 2013, pursuant to the terms of his employment agreement, Mr. Gamgort became entitled to a $4,000,000 equity award, or 200,000 shares of our common stock (calculated using the initial public offering price of $20), which were issued April 3, 2014 (net of tax withholding) based on Mr. Gamgort’s continued service through that date and which were fully vested upon receipt.

Conversion of PIUs in Peak Holdings LLC

In connection with the dissolution of Peak Holdings LLC, on March 27, 2013, unvested PIUs in Peak Holdings LLC were converted into unvested restricted shares of our common stock, which are subject to the same vesting terms as to those applicable to the corresponding unvested PIUs immediately prior to such conversion. For more detail with respect to such conversion and the vesting terms, see the information in the Compensation Discussion and Analysis section above under the heading “Elements of Compensation—Long-Term Incentives—Outstanding Awards Through 2012.” Because the achievement of the performance conditions with respect to the Class B-2 and Class B-3 Units was not deemed probable either before or after the conversion, we calculated no incremental fair value in accordance with FASB USC Topic 718 (“Topic 718”) in connection with the conversion of these awards. We did, however, calculate incremental fair value in accordance with Topic 718 in connection with the conversion of the Class B-1 Units. The incremental fair value calculated in connection with the conversion of the Class B-1 Units is reflected in the “Stock Awards” column of the Summary Compensation Table and in the “All Other Stock Awards” column of the Grants of Plan-Based Awards in Fiscal 2013 table.

Restricted Stock Award and Modification – Mr. Boever

On March 27, 2013, Mr. Boever was granted a one-time restricted stock award in the amount of 26,655 shares to make him whole in relation to the terms in his employment offer. The restricted stock will become 100% vested on the third anniversary of the date of grant.

In connection with the IPO, Mr. Boever received unvested restricted stock in respect of his Class B-2 and Class B-3 Units, which was subject to the same vesting terms as the underlying Class B-2 Units and Class B-3 Units. On September 4, 2013, Mr. Boever agreed to waive any vesting of his restricted shares that were issued in respect of Class B-2 Units based on the achievement of the Adjusted EBITDA targets and agreed that, instead, such restricted shares would vest on the same terms as the restricted shares issued in respect of Class B-3 Units, i.e., based on exit-vesting criteria. For more information on the vesting terms of such restricted shares, see the information under the heading “Elements of Compensation—Long-Term Incentives—Outstanding Awards Through 2012” in the Compensation Discussion and Analysis section above. Because the achievement of the performance conditions with respect to Mr. Boever’s Class B-2 Units was not deemed probable either before or after the modification, we calculated no incremental fair value in accordance with Topic 718 in connection with the modification. The modified award is reported in the Grants of Plan-Based Awards in Fiscal 2013 table.

The following table provides supplemental information relating to grants of plan-based awards in fiscal 2013 to help explain information provided above in our Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (i)		All Other Stock Awards Number of Securities Underlying Options (#) (j) (6)	Exercise or Base Price of Option Awards ($/sh) ($) (k)	Grant Date Fair Value of Stock and Option Awards (7) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)

Robert J. Gamgort		237,500	950,000	1,900,000
	3/27/2013							88,053	(2)			161,308
	4/3/2013							200,000	(3)			4,000,000
	3/27/2013									551,350	20.00	2,552,751

Craig D. Steeneck		116,878	467,511	935,022
	3/27/2013							6,353	(2)			14,465
	3/27/2013									208,840	20.00	966,929

Christopher J. Boever		65,625	262,500	525,000
	3/27/2013							6,867	(2)			39,095
	3/27/2013							26,655	(4)			533,100
	9/4/2013							20,601	(5)			—
	3/27/2013									125,310	20.00	580,185

Mark L. Schiller		96,416	385,665	771,329
	3/27/2013							18,860	(2)			43,787
	3/27/2013									125,310	20.00	580,185

Antonio F. Fernandez		95,830	383,319	766,637
	3/27/2013							20,464	(2)			56,819
	3/27/2013									125,310	20.00	580,185

(1)	Reflects possible payouts under our MIP for 2013 performance. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Awards (MIP)—2013 Annual Incentive Plan Results” for a discussion of threshold, target and maximum cash incentive compensation payouts. The actual amounts paid to our named executive officers under our MIP for 2013 performance are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	As described in more detail in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Conversion of PIUs in Peak Holdings LLC” section above, amounts reported reflect grants of restricted stock that were issued in connection with the conversion of the unvested Class B-1 Units (time-vesting units) in Peak Holdings LLC.
(3)	Reflects a transaction incentive award to which Mr. Gamgort became entitled on April 3, 2013, subject to his continued employment through April 3, 2014. These shares were issued on April 3, 2014 (net of tax withholding) and were fully vested at such time. See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Transaction Incentive Award – Mr. Gamgort” section above and the information under the heading “Elements of Compensation—Long-Term Incentives—2013 Awards” in the “Compensation Discussion and Analysis” section above.
(4)	Reflects a grant of 26,655 shares to make Mr. Boever whole in relation to the terms in his employment offer. See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Restricted Stock Award and Modification – Mr. Boever” section above.

(5)	Shares reported represent a modification of performance shares to exit shares on September 4, 2013. No incremental fair value was calculated in accordance with Topic 718 since achievement of performance conditions was not deemed probable before or after such modification.
(6)	Reflects Founders Grant stock option awards on March 27, 2013 at the IPO price of $20.00 per share. See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Founders Grants” section above.
(7)	Represents the grant date fair value of the restricted stock and options, calculated in accordance with FASB ASC Topic 718 and utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the fiscal year ended December 29, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information regarding outstanding awards made to our named executive officers as of our most recent fiscal year end. In connection with dissolution of Peak Holdings LLC, the assets of Peak Holdings LLC were automatically distributed to the holders of units, including PIUs. Because the sole asset of Peak Holdings LLC was shares of our common stock, each holder of units received shares of our common stock subject to vesting terms substantially similar to those applicable to the unvested PIUs immediately prior to such conversion.

Option Awards								Stock Awards
Name (a)	Grant Date for Options	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Vesting Date	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (8)

Robert J. Gamgort								47,249	(1)	1,287,063
								200,000	(2)	5,448,000
											455,291	12,402,127
	3/27/2013			551,350	20.00	3/27/2016	3/27/2023

Craig D. Steeneck								4,234	(3)	115,334
											138,263	3,766,284
	3/27/2013			208,840	20.00	3/27/2016	3/27/2023

Christopher J. Boever								33,522	(4)	913,139
											20,601	561,171
	3/27/2013			125,310	20.00	3/27/2016	3/27/2023

Mark L. Schiller								12,712	(5)	346,275
											75,023	2,043,627
	3/27/2013			125,310	20.00	3/27/2016	3/27/2023

Antonio F. Fernandez								15,348	(6)	418,080
											76,742	2,090,452
	3/27/2013			125,310	20.00	3/27/2016	3/27/2023

(1)	Reflects time-vesting shares of restricted stock that had not vested as of December 29, 2013 of which 34,359 vest on July 29, 2014 (with accelerated vesting upon a change in control) and 12,890 vest in equal installments on June 17, 2014 and June 17, 2015 (with accelerated vesting upon a change in control).
(2)	Reflects a transaction incentive award of 200,000 shares of common stock which were issued to Mr. Gamgort on April 3, 2014 (net of tax withholding) and were fully vested upon receipt. See “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentives—2013 Awards” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Fiscal 2013 Grants—Transaction Incentive Award – Mr. Gamgort” above.
(3)	Reflects time-vesting shares of restricted stock that had not vested as of December 29, 2013 which will vest in equal installments on June 17, 2014 and June 17, 2015 (with accelerated vesting upon a change in control).
(4)	Reflects time-vesting shares of restricted stock that had not vested as of December 29, 2013 of which 6,867 will vest in equal installments on March 6, 2014, March 6, 2015, March 6, 2016 and March 6, 2017 (with accelerated vesting upon a change in control) and 26,655 will vest on March 27, 2016 (with accelerated vesting upon a change in control)
(5)	Reflects time-vesting shares of restricted stock that had not vested as of December 29, 2013 of which 11,446 will vest in equal installments on June 17, 2014 and June 17, 2015 (with accelerated vesting upon a change in control) and 1,266 will vest in equal installments on June 16, 2014, June 16, 2015 and June 16, 2016 (with accelerated vesting upon a change in control).
(6)	Reflects time-vesting shares of restricted stock that had not vested as of December 29, 2013 which will vest in equal installments on June 16, 2014, June 16, 2015 and June 16, 2016 (with accelerated vesting upon a change in control).
(7)	Reflects shares of restricted stock which vest on either a change of control or liquidity event if an internal rate of return of at least 12% is attained by Blackstone. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives.”
(8)	Market value is based upon the closing market price of our common stock on December 27, 2013.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b) (#)	Value Received on Vesting (c) ($)	Number of Shares Acquired on Vesting (d) (#)	Value Received on Vesting (e) (1) ($)

Robert J. Gamgort	—	—	40,804	1,032,211

Craig D. Steeneck	—	—	2,119	52,551

Christopher J. Boever	—	—	—	—

Mark L. Schiller	—	—	6,148	152,534

Antonio F. Fernandez	—	—	5,116	127,644

(1)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or previous trading day if the vesting date was not a trading day).

Nonqualified Deferred Compensation for Fiscal 2013

Our named executive officers are eligible to participate in The Pinnacle Foods Supplemental Savings Plan, or “the Supplemental Savings Plan.” The Supplemental Savings Plan was implemented in 2013 and is a non-qualified plan funded through a rabbi trust that permits participants to defer compensation that would otherwise be paid to them currently. The Supplemental Savings Plan enables participants to defer compensation for future payment when they deem it beneficial to receive it and allows the Company to provide, on a non-qualified tax basis, contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) plan.

While deferred, amounts are credited with earnings as they are invested by the participant in one or more investment options offered by the Supplemental Savings Plan. The investment options under the Supplemental Savings Plan consist of investment in mutual funds or other investments available to participants in our 401(k).

Beginning in 2013, we began crediting the Supplemental Savings Plan accounts of executive officers with the amount of employer matching contributions that exceed the limits established by the IRS for contribution to the 401(k). These amounts are credited in the first quarter of the year after they are earned. As shown in the footnotes to the Summary Compensation Table, these amounts are designated as “Supplemental 401(k) match” and are included as “All Other Compensation” in the year earned. These amounts are also included in the Non-Qualified Deferred Compensation table in the year earned.

Payments are distributed in a lump sum or in annual installments for up to 5 years. All elections and payments under the Supplemental Savings Plan are subject to compliance with Section 409A of the IRC which may limit elections and require a delay in payment of benefits in certain circumstances.

Under the terms of Mr. Gamgort’s employment agreement, he received an annual deferred cash incentive award through the end of 2012. The incentive award had a target of $1 million per year beginning with the 2010 fiscal year and was contingent on satisfaction of specified performance objectives established by the Board. Each deferred award is generally payable without interest on the third anniversary of the date the Board determined the relevant performance criteria for such award were achieved, but payment is subject to acceleration upon a change in control of us or upon Mr. Gamgort’s death or termination of employment due to disability. If Mr. Gamgort resigns from his employment with us other than due to a “constructive termination,” his outstanding and unpaid deferred cash awards are subject to forfeiture on a pro-rated basis, and will continue to be paid on the original payment dates.

In 2013, Mr. Gamgort received a distribution of a previously earned Deferred Cash Incentive Award as noted in the table below.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Robert J. Gamgort
Deferred Cash Incentive Award	—	—	—	458,333	2,030,000
Supplemental Savings Plan	81,260	44,505	6,586	—	132,351

Craig D. Steeneck
Supplemental Savings Plan	31,541	19,621	2,454	—	53,616

Christopher J. Boever
Supplemental Savings Plan	32,798	9,200	2,858	—	44,856

Mark L. Schiller
Supplemental Savings Plan	30,343	14,456	(302)	—	44,497

Antonio F. Fernandez
Supplemental Savings Plan	180,765	18,064	15,772	—	214,601

Pension Benefits for Fiscal 2013

None of our named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries or affiliates.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 27, 2013 (the last business day of our fiscal year), assuming the executive’s employment terminated effective December 27, 2013 in accordance with their respective employment agreements described earlier. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

On March 1, 2013, the Compensation Committee of the Board of Directors approved changes in the cash benefits paid under the severance plan. As a result of these changes, cash severance benefits for Mr. Gamgort increased from 1.5 times the sum of his annual base salary and target annual bonus (“total annual target compensation”) to two times the sum of his total annual target compensation. For Messrs. Steeneck, Fernandez and Schiller cash severance benefits increased from a range of between one year of base salary and one-and-one-half times the executive’s total annual target compensation, to one-and-one-half times the executive’s total annual target compensation. Mr. Boever’s cash severance benefits are one times the executive’s total annual target compensation.

In the tables below, the value of the acceleration of stock vesting reflects the value of all unvested restricted shares that are subject to time or the attainment of a specific performance hurdle for vesting purposes, and the value of all unvested stock options, as of December 27, 2013. The value of health and welfare benefits in the table below was estimated at $1,000 per month.

You should read this section together with the subsection above entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012—Employment Agreements,” which includes, among other things, definitions of the terms “cause” and “constructive termination” used in the tables below with respect to Messrs. Gamgort and Steeneck. The term “change of control” is defined in the applicable employment agreement or severance agreement for each such executive officer. Under the terms of his employment agreement, Mr. Gamgort would be eligible for a full or pro-rated portion of his deferred cash incentive awards under different termination or change of control circumstances.

All employees have life insurance benefits which are payable upon death. The benefit under the life insurance policy for each of the named executive officers is $500,000.

The Company does not provide any gross-ups or reimbursement for any excise taxes that may be incurred in connection with a change in control.

Robert J. Gamgort	Voluntary Termination		Involuntary Termination Without Cause		Termination For Cause		Constructive Termination	Change in Control	Disability	Death

Cash Severance	$—		$3,800,000		$—		$3,800,000	$—	$—	$—
Acceleration of Stock Vesting	—		—		—		—	23,128,964	—	—
Health and Welfare Benefits	—		24,000		—		24,000	—	—	—
Accelerated Payment of Deferred Cash Incentive Awards	620,000	(1)	620,000	(1)	620,000	(1)	2,030,000	2,030,000	2,030,000	2,030,000

Total	$620,000		$4,444,000		$620,000		$5,854,000	$25,158,964	$2,030,000	$2,030,000

Craig D. Steeneck	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death

Cash Severance	$—	$1,526,286	$—	$1,526,286	$—	$—	$—
Acceleration of Stock Vesting	—	—	—	—	5,393,620	—	—
Health and Welfare Benefits	—	18,000	—	18,000	—	—	—

Total	$—	$1,544,286	$—	$1,544,286	$5,393,620	$—	$—

Christopher J. Boever	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death

Cash Severance	$—	$612,500	$—	$612,500	$—	$—	$—
Acceleration of Stock Vesting	—	—	—	—	2,381,555	—	—
Health and Welfare Benefits	—	12,000	—	12,000	—	—	—

Total	$—	$624,500	$—	$624,500	$2,381,555	$—	$—

Mark L. Schiller	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death

Cash Severance	$—	$1,259,081	$—	$1,259,081	$—	$—	$—
Acceleration of Stock Vesting	—	—	—	—	3,297,146	—	—
Health and Welfare Benefits	—	18,000	—	18,000	—	—	—

Total	$—	$1,277,081	$—	$1,277,081	$3,297,146	$—	$—

Antonio F. Fernandez	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death

Cash Severance	$—	$1,251,422	$—	$1,251,422	$—	$—	$—
Acceleration of Stock Vesting	—	—	—	—	3,415,776	—	—
Health and Welfare Benefits	—	18,000	—	18,000	—	—	—

Total	$—	$1,269,422	$—	$1,269,422	$3,415,776	$—	$—

(1)	If Mr. Gamgort resigns from his employment with us other than due a “constructive termination” or is terminated involuntarily without cause or for cause, his outstanding and unpaid deferred cash awards are subject to forfeiture on a pro-rated basis, and will continue to be paid on the original payment dates.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 4, 2014, by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and (4) all of our directors and our executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on 117,311,063 shares of our common stock beneficially outstanding as of April 4, 2014.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
Blackstone Funds (1)	59,974,145	51.1%
Levin Capital Strategies, L.P. (2)	6,787,299	5.8%
Directors and Named Executive Officers:
Robert J. Gamgort (3)	1,061,215	*
Craig D. Steeneck	347,697	*
Christopher J. Boever	65,989	*
Mark L. Schiller	139,421	*
Antonio F. Fernandez	116,795	*
Roger K. Deromedi (4)	798,231	*
Jason Giordano (5)	—	*
Prakash A. Melwani (5)	—	*
Jeff Overly (5)	—	*
Raymond P. Silcock	85,989	*
Ann Fandozzi	3,954	*
Jane Nielsen	—	*
Directors and Executive Officers as a Group (seventeen persons)(17)	2,911,349	2.5%

(1)

Includes 33,518,811 shares of our common stock directly owned by Blackstone Capital Partners V L.P. (“BCP V”), 1,981,195 shares of our common stock directly owned by Blackstone Capital Partners V-AC L.P. (“BCP V-AC”), 1,047,497 shares of our common stock directly owned by Blackstone Family Investment Partnership V-SMD L.P. (“Family-SMD”), 216,290 shares of our common stock directly owned by Blackstone Family Investment Partnership V L.P. (“Family”), 81,061 shares of our common stock directly owned by Blackstone Participation Partnership V L.P. (“Participation”) and 23,129,291 shares of our common stock directly owned by BCPV Pinnacle Holdings LLC (“BCPV Pinnacle”) (collectively, the “Blackstone Funds”). The general partner of BCP V and BCP V-AC is Blackstone Management Associates

V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-by-Side GP L.L.C. is the general partner of Family and Participation. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. and the sole member of BCP V Side-by-Side GP L.L.C. BCPV Pinnacle is wholly owned and managed by its members, Blackstone Capital Partners (Cayman) V L.P. (“BCP V Cayman”), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V Cayman-A”), Blackstone Capital Partners (Cayman) V-AC L.P. (“BCP V-AC Cayman”), Blackstone Family Investment Partnership (Cayman) V L.P. (“Family Cayman”), Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“Family Cayman SMD”) and Blackstone Participation Partnership (Cayman) V L.P (“Participation Cayman”) (collectively, the “Blackstone Cayman Funds”). Blackstone Management Associates (Cayman) V, L.P. is the general partner of BCP V Cayman, BCP V Cayman-A and BCP V-AC Cayman. BCP V GP L.L.C. is a general partner and majority in interest owner of Blackstone Management Associates (Cayman) V, L.P. and the general partner of Family Cayman and Participation Cayman. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of each of Family-SMD and Family Cayman SMD is Blackstone Family GP L.L.C., which is controlled by its founder Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address for each of the Blackstone Funds, Blackstone Management Associates V L.L.C., BMA V. L.L.C., BCP V Side-by-Side GP L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C., Blackstone Family GP L.L.C., the Blackstone Cayman Funds, Blackstone Management Associates (Cayman) V, L.P. and BCP V GP L.L.C. is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York, 10154.
(2)	Based on information reported in the Schedule 13G/A filed on January 31, 2014 by Levin Capital Strategies, L.P., LCS Event Partners, LLC, LCS L/S, LLC and John A. Levin, in which Levin Capital Strategies, L.P. reported that it has sole voting and dispositive power with respect to 251,625 shares of our common stock, shared voting power with respect to 5,242,866 of shares of our common stock, and shared dispositive power with respect to 6,535,674 shares of our common stock.
(3)	Includes 96,300 shares of our common stock that Mr. Gamgort received on April 3, 2014 (net of tax withholding) based on Mr. Gamgort’s continued services through that date.
(4)	Shares of our common stock are held in revocable trust for the benefit of Mr. Deromedi.
(5)	Messrs. Melwani, Giordano and Overly are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2013, except that each of Mary Beth DeNooyer and Robert J. Gamgort did not file a Form 4 reporting one transaction on a timely basis due to administrative error.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s stock that could have been issued under the Company’s equity compensation plans as of December 29, 2013:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (c)
Equity Compensation Plans Approved by Security Holders	2,644,887	$19.25	7,242,679
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	2,644,887	$19.25	7,242,679

TRANSACTIONS WITH RELATED PERSONS

Securityholders Agreement

We were party to a securityholders agreement (the “Securityholders Agreement”) with Peak Holdings LLC and certain of our employees, which restricted transfers of our common stock and provided customary tag and drag rights with respect to certain sales of our common stock. On April 3, 2013 and in connection with our IPO, we entered into a termination agreement (the “Securityholders Agreement Termination Agreement”) with Peak Holdings LLC and certain of our employees pursuant to which the Securityholders Agreement was terminated.

Shareholders Agreement

In connection with the IPO, we entered into a shareholders agreement with certain affiliates of Blackstone. This agreement grants affiliates of Blackstone the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that affiliates of Blackstone are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Blackstone director designee, affiliates of Blackstone shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Blackstone director-designee.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain affiliates of Blackstone and certain members of management. This agreement provides to Blackstone an unlimited number of “demand” registrations and to both Blackstone and members of management party thereto customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify Blackstone and the members of management party thereto against certain liabilities which may arise under the Securities Act of 1933, as amended.

Advisory Agreement

Pinnacle Foods Finance LLC and Blackstone Management Partners L.L.C. (“BMP”) were party to a transaction and advisory fee agreement (the “Advisory Agreement”) pursuant to which BMP or its affiliates provided certain strategic and structuring advice and assistance to Pinnacle Foods Finance LLC and certain monitoring, advisory and consulting services to Pinnacle Foods Finance LLC. On April 3, 2013, Pinnacle Foods Finance LLC and BMP terminated the Advisory Agreement in accordance with its terms. In connection with the termination, we paid a termination fee equal to approximately $15.1 million.

In connection with our April 2013 IPO, Blackstone Advisory Partners L.P. (“BAP”), an affiliate of BMP, acted as an underwriter and received fees and commissions of approximately $2.0 million. In December, 2013, in connection with the secondary offering, the Company engaged BAP to provide certain financial consulting services, for which they received approximately $0.8 million. During 2013, in connection with our financing activities, BAP received fees amounting to $1.2 million

Customer Purchases

Performance Food Group Company, which is controlled by affiliates of Blackstone, is a foodservice supplier that purchases products from us. Sales to Performance Food Group Company were $1.1 million for the fiscal year ended December 29, 2013. As of December 29, 2013, amounts due from Performance Food Group Company were $0.1 million and was recorded on the Accounts Receivable, net of allowances line in the Consolidated Balance Sheets.

Debt and Interest Expense

As of December 29, 2013 interest accrued on debt to related parties was $0.3 million and was recorded on the Accrued liabilities line in the Consolidated Balance Sheets. As of December 29, 2013, $63.8 million of our senior secured term loan was owed to affiliates of Blackstone. Related party interest for affiliates of Blackstone for the fiscal year ended December 29, 2013 was $1.9 million.

Related Persons Transaction Policy

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2015 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Secretary, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2015 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 31, 2014. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit shareholders to nominate directors and present other business for consideration at our Annual Meeting of Shareholders. To make a director nomination or present other business for consideration at the Annual Meeting of Shareholders to be held in 2015, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2015, such a proposal must be received on or after February 10, 2015, but not later than March 12, 2015. In the event that the date of the Annual Meeting of Shareholders to be held in 2015 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Shareholders, such notice by the shareholder must be so received no earlier than 120 days prior to the Annual Meeting of Shareholders to be held in 2015 and not later than the 90th day prior to such Annual Meeting of Shareholders to be held in 2015 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting M. Kelley Maggs, Pinnacle Foods, Inc., 399 Jefferson Road, Parsippany, New Jersey 07054, (973) 541-6620.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

M. Kelley Maggs
Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pinnaclefoods.com) and click on “Financial Information” under the “Investor Center” heading. Copies of our Annual Report on Form 10-K for the year ended December 29, 2013, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Secretary

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Driving Directions to the Annual Meeting

From NYC Rte 80 West to Rte 287 South. 2 miles to exit 39B, Take Rte 10 West. Go 1/2 mile and turn right on Dryden Way. Make first left onto Campus Drive. 1st left onto Hilton Court.

From NY State take NY Thruway to Rte 287 South and continue as above.

From South Jersey take NJ Turnpike to exit for Rte 287 North. Follow to exit 39, Rte 10 West and continue as above.

From Western Pennsylvania take Rte 80 East to Rte 287 South and continue as above.

PINNACLE FOODS INC. 399 JEFFERSON ROAD PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees	☐	☐	☐
01 Jane Nielsen 02 Jeff Overly 03 Raymond P. Silcock
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.						☐	☐	☐
3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on proposal 4.					1 year	2 years	3 years	Abstain
4. To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two, or three years.					☐	☐	☐	☐
NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions)			☐
Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

PINNACLE FOODS INC.

Annual Meeting of Shareholders

June 10, 2014 9:30 AM EDT

This Proxy is Solicited on Behalf of the Board of Directors of Pinnacle Foods Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on June 10, 2014 and the Proxy Statement and appoints Craig D. Steeneck and M. Kelley Maggs, and each of them, the true and lawful agent and the proxy of the undersigned, with full power of substitution in each, to vote all shares of Common Stock of Pinnacle Foods Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Parsippany Hilton, 1 Hilton Court, Parsippany, New Jersey 07054 on Tuesday, June 10, 2014 at 9:30 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side